SERIES D WARRANTS EXCHANGE AGREEMENT

THIS SERIES D WARRANTS EXCHANGE AGREEMENT (this “Agreement”) is dated as of April___, 2010, by and between Epic Energy Resources, Inc., a Colorado corporation (the “Corporation”), and the undersigned individuals (each, a “Holder” and collectively, the “Holders”).  The Corporation and each Holder are referred to as a “Party” and collectively as the “Parties”.

WHEREAS, each Holder owns Series D warrants to purchase common stock of the Corporation with a strike price of $1.65 (the “Warrants”);

WHEREAS, the Holders each desire to exchange the number of Warrants set forth on their signature page hereto for, at the election of the Holder as set forth on the signature page hereto, common stock of the Corporation, no par value (the “Common Shares”) or Series A Convertible Preferred Stock (the “Preferred Shares,” and, together with the Common Shares, the “Shares”), (collectively, the “Tendered Warrants”); and

WHEREAS, the Corporation desires to exchange (the “Exchange”) either (i) 1 newly issued and unregistered Common Share for 1 Tendered Warrant or (ii) 1 newly issued and unregistered Preferred Share for 14 Tendered Warrants (the Shares received in the Exchange, referred to in this Agreement as the “Exchanged Securities”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Exchange.

(a)           Exchange Ratio.  The Corporation and each Holder hereby agree to exchange at the Closing the Tendered Warrants in the following ratios, at the election of the Holder: (i) 1 Common Share for 1 Tendered Warrant and (ii)  1 Preferred Shares for 14 Tendered Warrants.

(b)           Exchange.  To effect this Exchange, each Holder will, within 10 business days after the Closing Date, deliver to the Corporation the Tendered Warrants and the Corporation will deliver to each Holder a stock certificate representing the number of shares of Exchanged Securities that reflects the applicable exchange ratio set forth above within 10 business days after the Closing Date.  Such Exchanged Securities shall be free and clear of any legends, and, if Common Shares, shall be delivered electronically, pursuant to DTC instructions provided by such Holder.  Each Holder acknowledges and agrees that upon the issuance and acceptance of the Exchanged Securities issued pursuant to this Section 1, the original certificates evidencing its Tendered Warrants will be deemed cancelled.

2.           The Closing.

(a)           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP, 700 Louisiana, Suite 3400, Houston, Texas 77002 at 10:00 a.m., Houston time, on April 9, 2010 (“Closing Date”), or at such other place, date or time as the Corporation may determine in its sole discretion.

(b)          Conditions to Closing of Holders.  The obligation of Holders to consummate the transactions on the Closing Date as contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(i)           the Corporation shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by the Corporation hereunder on or prior to the Closing Date; and

(ii)          the representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date.

(c)          Conditions to Closing of Corporation.  The obligation of the Corporation to consummate the transactions on the Closing Date shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(i)           each Holder shall have each performed and complied in all material respects with all obligations and agreements required to be performed and complied with by each Holder hereunder on or prior to the Closing Date;

(ii)          the representations and warranties of each Holder contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date;

(iii)         there shall not have occurred or be likely to occur any event materially affecting the Corporation’s business or financial affairs that would or might reasonably be expected to prohibit, prevent, restrict or delay the Closing or that might reasonably be expected to be material to any Holder in deciding whether to participate in the Exchange;

(iv)         there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that (a) challenges the making of the Exchange or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise reasonably be expected to adversely affect in any material manner, the Exchange; or (b) could reasonably be expected to materially adversely affect the Corporation’s business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange, or the consummation of the Exchange as a whole to the Corporation or that might be material to Holders in deciding whether to participate in the Exchange;

(v)         each Holder shall have delivered to the Corporation all the Tendered Warrants to be exchanged by each such Holder, or a lost certificate affidavit, in the form attached hereto as Exhibit B;

(vi)        the Corporation’s sale of a minimum of 3,500,000 shares of the Corporation’s Series A Preferred Stock, as contemplated by Corporation’s confidential private placement memorandum dated as of March 13, 2010, as supplemented on April 8, 2010 (the “Private Placement Memorandum”);

(vii)       the holders of the Corporation’s Series C Warrants tender, and do not withdraw, 100% of the Corporation’s outstanding Series C Warrants, as contemplated by the Private Placement Memorandum;

(viii)      holders of at least 90% of the outstanding principal amount of the Corporation’s 10% Secured Debentures with a maturity date of December 5, 2012, execute the Waiver and Amendment to Debentures and the Amendment to Securities Purchase Agreement, as contemplated by the Private Placement Memorandum; and

(ix)         the exchange by the Corporation and our management and directors of deferred compensation and board fees for prior periods and a permanent reduction of management’s 2010 base salaries for 1,200,000 shares of the Corporation’s Series A Preferred Stock, as contemplated in the Private Placement Memorandum.

3.           Representations and Warranties of the Corporation.  The Corporation represents and warrants to Holder as follows:

(a)           Corporate Status.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or assets of the Corporation.  The Corporation has full power and authority, corporate or otherwise, to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement.

(b)           Authorization/Enforceability.  The execution and delivery of this Agreement and the performance by the Corporation of its obligations hereunder, have been duly authorized by all requisite action, corporate or otherwise, and constitute the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms and conditions.  The Corporation need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(c)           Non-Contravention.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not violate any provision of law, any order of any court or other agency of government or the Articles of Incorporation or Bylaws of the Corporation, as may be amended to date, and do not and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any indenture, agreement or other instrument to which the Corporation, or any of its properties or assets, is bound.

(d)           Consents/Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority or other Person or entity is required for the issuance and sale of the Exchanged Securities by the Corporation to Holder or the consummation by the Corporation of the transactions contemplated by this Agreement.

(e)           Exchanged Securities Authorization.  The Exchanged Securities have been duly authorized and, when issued and delivered, will be duly and validly issued and fully paid and nonassessable.  Upon consummation of the transactions contemplated hereby, good and valid title to the Exchanged Securities, free and clear of all Claims, will be transferred by the Corporation to Holder.

4.           Representations and Warranties of Holder.  Each Holder represents and warrants, severally and not jointly, to the Corporation as follows:

(a)           Legal Capacity.  Each Holder has full legal right, power and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Holder, enforceable in accordance with its terms and conditions.  Holder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or Governmental Authority in order to consummate the transactions contemplated by this Agreement.  Except as set forth on the signature page hereto, no Person has any community property rights by virtue of marriage or otherwise in any of the Warrants owned by such Holder.  Any such Person with community property rights has duly executed and delivered to the Corporation at or prior to the Closing a copy of the consent attached hereto as Exhibit A.  If such Holder is not a natural person, it has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, and it has properly taken all corporate, limited liability, partnership or other action required to be taken by such Holder with respect to the execution and delivery of this Agreement and consummate the transactions contemplated by this Agreement.

(b)           Title to the Tendered Warrants.  Holder is the lawful record and beneficial owner of the Tendered Warrants that will be transferred pursuant to Section 1 of this Agreement with good and marketable title thereto, and the Holder has the right to sell, assign, convey, transfer and deliver the Tendered Warrants and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration or other rights pertaining to the Tendered Warrants and the shares of common stock underlying such securities), all of which rights and benefits are transferable by the Holder to the Corporation pursuant to this Agreement, free and clear of all Claims.  The exchange of the securities as contemplated herein will (i) pass good and marketable title to all the Tendered Warrants transferred pursuant to Section 1 of this Agreement to the Corporation, free and clear of all Claims, and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such securities (including, without limitation, any registration or other rights pertaining to the securities and the shares of common stock underlying such securities).

(c)           Non-Contravention.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not violate any provision of law, any order of any court or other agency of government or the organizational documents of the Holder, as may be applicable and as amended to date, and do not and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any indenture, agreement or other instrument to which the Holder, or any of its properties or assets, is bound.

(d)           Consents/Approvals.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority or other entity or Person is required for the Exchange or the consummation by Holder of the transactions contemplated by this Agreement.

(e)           Investment Representations.

(i)           Holder qualifies as an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and is acquiring the Exchanged Securities hereunder for its own account and with no intention of distributing or selling the Exchanged Securities except pursuant to a registration or an available exemption under applicable law.  Holder understands that the Exchanged Securities have not been (and are not being) registered under the Securities Act by reason of their contemplated issuance in transaction(s) exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof (including the rules and regulations promulgated thereunder), and that the reliance of the Corporation on such exemption from registration may be predicated in part on the representations and warranties of Holder hereunder.

(ii)          Holder agrees that it will not sell or otherwise dispose of any of the Exchanged Securities unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable securities laws of any state.

(iii)         Holder represents that it is not an Affiliate of the Corporation and will covenant and agree that if it becomes an Affiliate, it will promptly provide notice to the Corporation of such status and comply with insider trading laws and policies and the applicable “control securities” provisions of Rule 144 in addition to any other obligations set forth in this Agreement.

(iv)        Each Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of an investment in the Exchanged Securities.  Each Holder acknowledges that it has had access to all information concerning the Corporation and its respective businesses, assets, liabilities, financial statements, and obligations which have been requested and has been provided the opportunity to ask questions of and receive answers from the Corporation to fully and effectively evaluate the Exchange and the transactions contemplated herein.  Each Holder acknowledges and represents that it has received and reviewed the Private Placement Memorandum.

5.           Withdrawal.  Any Holder as to itself only (but not with respect to the other Holders) may withdraw all of such Holder’s Tendered Warrants from the Exchange on or prior to April 9, 2010.

6.           Certain Definitions.

(a)           “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person.  As used in this definition, “Control” (and, with correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b)           “Claims” shall mean the following of any nature whatsoever: security interests, liens, deeds of trust, hypothecations, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

(c)           “Commission” means the United States Securities and Exchange Commission.

(d)           “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, independent or autonomous official authority, agency, department, board, commission or instrumentality of the United States or any other country, or any political subdivision thereof, whether federal, state or local, and any tribunal, court or arbitrator(s) of competent jurisdiction.

(e)           “Person(s)” means and includes any natural persons, sole proprietorships, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, all Governmental Authorities and all other entities.

(f)           “Trading Day” means a day on which the principal Trading Market is open for trading.

(g)           “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(h)           “Transfer Agent” shall mean TranShare Corporation at 5150 DTC Parkway, Suite 325, Greenwood Village, CO 80111, in its capacity as transfer agent to the Corporation, or any successor transfer agent to the Corporation.

7.           Miscellaneous.

(a)           Holding Period Under Rule 144.

(i)           Pursuant to Rule 144(d)(3)(ii), the holding period of the Exchanged Securities shall tack back to the original issue date of the Tendered Warrants and as such the Exchanged Securities shall be issued without restrictive legend thereon and shall otherwise have no restrictions on resale by the Holders.  The Corporation agrees not to take a position contrary to this Section 7(a)(i).  The Corporation agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 7(b)(ii)) necessary to issue to the Exchanged Securities without restriction and not containing any restrictive legend without the need for any action by the Holder.  The Corporation is not currently subject to Rule 144(i).

(ii)          The Corporation hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Transfer Agent, in form and substance reasonably satisfactory to the Holders, to the extent required by the Corporation’s transfer agent to issue the Exchanged Securities without any restrictive legends.

(b)           Material Nonpublic Information.  Each Holder acknowledges and agrees that it has received material nonpublic information in connection with the Exchange and that it will not sell or otherwise dispose of any of the Exchanged Securities unless such material nonpublic information has been publicly disclosed or no longer constitutes material nonpublic information.  The Company shall, within 4 Trading Day of the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto (the “8-K Filing”).  From and after the filing of the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(c)           Mechanics of Conversion of Exchanged Securities.

(i)           The date of receipt of a Holder’s certificates representing Exchanged Securities that are Preferred Shares (for purposes of this Section 7(c) (“Series A Preferred Stock”)), together with a notice by the Holder of its election of conversion, by the Transfer Agent or the Corporation will be the date of conversion (the “Conversion Date”).  Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock to which such Holder is entitled, which shall be free of restrictive legends and trading restrictions (other than those which may then be required by the agreement pursuant to which the Holder acquired the Series A Preferred Stock).  The Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 7(c) electronically through the Depository Trust Corporation or another established clearing Corporation performing similar functions.

(ii)          If such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original  Series A Preferred Stock certificate delivered to the Corporation.  If such Holder receives Common Stock certificates because such certificates were mailed to the Holder before the Corporation received notice of the Holder’s rescission, the Holder shall promptly return to the Corporation the Common Stock certificates.

(iii)         Subject to amending the Corporation’s Articles of Incorporation to increase the number of authorized shares of Common Stock, the Corporation’s obligation to issue and deliver the Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Common Stock; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of $1.00 per share of Series A Preferred Stock that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 7(c)(ii) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)         In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 7(c)(ii), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(c)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Common Stock (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(d)           Equitable Remedy.  Each Party shall agree that in addition to any other remedy that may be available to such Party hereunder, the Party shall be entitled to specific performance.  Notwithstanding anything to the contrary in this Agreement, each Party shall be responsible for paying its own expenses, including legal fees, incurred in enforcing this Agreement.

(e)           Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (i) confirmation of receipt of a facsimile transmission, (ii) confirmation of delivery when delivered by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties at the following addresses (or such other address for a Party as shall be specified by like notice):

If to the Corporation, to:	Epic Energy Resources, Inc.
1450 Lake Robbins Drive, Suite 160
The Woodlands, TX 77380

Attention: Mike Kinney
Telephone: (281) 419-3742
Fax: (281) 419-1114
Email: MKinney@1Epic.com

If to any Holder, to:	At the Holder’s address, phone or
fax number appearing on the signature
page hereto.

(f)           No Third-Party Beneficiaries.  Unless otherwise specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and assigns.

(g)           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(i)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(k)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Corporation and each Holder.

(l)           Gender.  All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

(m)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n)           No Presumption Against Drafter.  Each of the Parties has jointly participated in the negotiation and drafting of this Agreement.  In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(o)           Successors and Assigns.  Except as otherwise specifically provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

(p)           Survival.  All covenants, agreements, representations and warranties made herein shall survive the Closing and the consummation of the exchange of the Warrants.

[SIGNATURE PAGE FOLLOWS]

EPIC ENERGY RESOURCES, INC.

signature page

IN WITNESS WHEREOF, the undersigned has executed this signature page evidencing its tender of the Series D Warrants identified below in exchange for Shares in the Corporation.

Number of Series D Warrants tendered:

____________ Warrants	Signature:

Consideration Election:	Print Name:

___ Common Stock

___ Series A Preferred Stock

If applicable, Community Property Interest

In the Series D Warrants

Signature:

Print Name:

NOTE:  PLEASE DO NOT DATE THIS AGREEMENT AS IT WILL BE DATED IF AND WHEN ACCEPTED BY THE CORPORATION.

IN WITNESS WHEREOF, the Corporation has agreed to and accepted this Series D Warrant Exchange Agreement subject to the terms and conditions hereof as of the day and year set forth below.

Date:   ___________________, 2010:

EPIC ENERGY RESOURCES, INC.

By:
Name:
Title:

Exhibit A

FORM OF
COMMUNITY PROPERTY WAIVER

The undersigned spouse of _____________________ hereby acknowledges that she has read, understands and consents to the terms and provisions of the Series D Exchange Agreement (the “Agreement”), executed as of _____________, 2010, consents to the execution of the Agreement and any amendments, modifications and supplements thereto by _____________________ and agrees that the undersigned’s interest in the Series D Warrants shall be subject to and bound by the Agreement.  The undersigned’s obligations hereunder shall not be affected by any amendment or other modification of the Agreement or any document related thereto, which may be amended or modified at any time and from time to time, without the consent of or notice to the undersigned.

Name

Exhibit B

AFFIDAVIT OF LOST WARRANT

THE STATE OF _________________	§
§
COUNTY OF ___________________	§

BEFORE ME, a notary public in and for the State of _______________, County of _________________, came before me, _______________________________ (hereinafter called "Affiants") who after being sworn, stated as follows:

1.           Affiant is an individual, citizen of the United States and resides in the State of _____________________.

2.           Affiant is entitled to the possession and is the legal and beneficial owner of ______________ warrant shares issued by the Company to purchase shares of common stock of the Company (hereinafter called the “Original Warrant”).

3.           The Original Warrant was acquired on or about the _____ day of ___________________, and was discovered to have been lost, stolen or destroyed during ____________________.

4.           The Original Warrant was not endorsed.

5.           Affiant has made or caused to be made a diligent search for the Original Warrant and has been unable to find or recover the same.  Affiant has not sold, assigned, pledged, transferred, deposited under any agreement, or hypothecated the Original Warrant or any interest therein, or signed any power of attorney or any other power or authorization respecting the same, or otherwise disposed of the same; no person, firm, corporation or other entity other than Affiant has or have asserted any right, title, claim, equity or interest in, to or respecting the Original Warrant or the proceeds thereof.

6.           Affiant hereby request, and this Affidavit is made for the purpose of same, to refuse to recognize any person other than Affiant as the owner of the Original Certificate and to refuse to take any other action pursuant to the request or demand of any person other than Affiant, and to issue in exchange shares of Common Stock or Preferred Stock of the Company pursuant to the Company’s confidential private placement memorandum dated March 12, 2010, as supplemented on April 8, 2010 without the surrender thereof for cancellation.

7.           Affiant agrees that if Affiants should find or recover the Original Warrant, Affiant will immediately surrender the same to the Company for cancellation without requiring any consideration therefor.

EXECUTED this             day of ________________, 2010.

By:

BEFORE ME, the undersigned authority, personally appeared ___________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this, the           day of ____________________, 2010.

NOTARY PUBLIC